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                                                                    EXHIBIT 10.2

                            DATED 16th April 1998





                        KRUG INTERNATIONAL (UK) LIMITED



                                    - AND -





                          BLAKEDEW NINETY FOUR LIMITED




                    ---------------------------------------

                              DEED OF TAX COVENANT

                    ---------------------------------------





                        NEW COURT, 1 BARNES WALLIS ROAD
                        SEGENSWORTH, HAMPSHIRE PO15 5UA
                                  REF: ELY.79
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                               TABLE OF CONTENTS

CLAUSE                  HEADING                                                  PAGE NUMBER
------                  -------                                                  -----------
1.                      Definitions and interpretation

2.                      Covenant

3.                      Exclusions

4.                      Overprovisions and savings

5.                      Recovery from other persons

6.                      Disputes and conduct of claims

7.                      Tax returns

8.                      Due date of payment and interest

9.                      Deductions and Withholdings

10.                     Enforceability

11.                     Release

12.                     Assignability

13.                     General

14.                     Notices

15.                     Governing Law and Jurisdiction

The First Schedule

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THIS DEED made the 16th day of April 1998

BETWEEN :

(1) THE PERSON whose name and address is set out in the First Schedule hereto (the "Covenantor"); and

(2) BLAKEDEW NINETY FOUR LIMITED a company registered under number 3516383 and whose registered office is at New Court, 1 Barnes Wallis Road, Segensworth, Fareham, Hampshire PO15 5UA (the "Purchaser" which expression shall, unless the context does not so permit, include its successors in title).


WITNESSES as follows

1.        DEFINITIONS AND INTERPRETATION

          In this Deed

1.1 except where otherwise provided or unless there is something in the subject matter or context inconsistent therewith, words and expressions defined in the Agreement have the same meaning:-

1.2 the following words and expressions have the meanings set under them:-

          "AGREEMENT"

1.2.1 the agreement of even date herewith between the Covenantor and the Purchaser for the sale and purchase of the Sale Shares;

          "BUSINESS DAY"

1.2.2 a day (other than a Saturday) when banks are open for transaction of normal banking business in London;

          "CLAIM"

1.2.3 any assessment, notice, demand, letter or other document issued or action taken on behalf of any Tax Authority from which it appears that the Company is or





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          may be placed under a Liability for Taxation (as hereinafter defined);

          "COMPANY"

1.2.4 Sowester Limited a company registered under number 463358 whose registered office is at Stinsford Road, Nuffield Industrial Estate, Poole BH17 0SW;

          "COMPLETION"

1.2.5 completion of the sale and purchase of the Sale Shares under the Agreement;

          "COMPLETION ACCOUNTS DATE"

1.2.6     means 31 March 1998;

          "DISTRIBUTION"

1.2.7 includes anything which is or is deemed to be a dividend or distribution for the purposes of any Taxation and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax;

          "EVENT"

1.2.8 includes (without limitation) any payment, transaction act omission any change in the residence of any person for the purpose of any tax, the death of any person and a failure to take any action which would avoid an apportionment or deemed distribution of income whether or not the Company or the Purchaser is a party thereto and including Completion and references to an Event occurring on or before any date or time shall include an Event deemed pursuant to any Taxation Statute, to occur or be treated or regarded as occurring on or before that date or time;

          "LIABILITY FOR TAXATION"

1.2.9 any liability of the Company to make a payment of or in respect of Taxation and also:-





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          1.2.9.1       the loss, counteraction, nullification, disallowance or
                        clawback for whatever reason of any relief, to the extent that such relief is treated as an asset in preparing the Completion Accounts or is taken into account in computing (and so reducing or eliminating) any provision which appears, or which but for the presumed availability of the relief in question would have appeared, in the Completion Accounts (an "Accounts Relief");

          1.2.9.2 the nullification, cancellation or set-off of a right to repayment of Taxation to the extent that such repayment is treated as an asset in preparing the Completion Accounts or is taken into account in computing (and so reducing or eliminating) any provision which appears, or which but for the presumed availability of the relief in question would have appeared in the Completion Accounts (an "Accounts Relief"); and

          1.2.9.3 the set-off against, income profit or gains earned accrued or received on or before the date hereof of any relief to the extent that such was treated as an asset in the Completion Accounts or any relief, allowance or credit which is not available before the date hereof but arises after the date hereof in circumstances where, but for such set-off the Company would have had an actual Taxation liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this Deed;
          and:-
                        in a case within paragraph 1.2.9.1 and 1.2.9.3 above the amount of the relief, allowance or credit or if such relief allowance or credit is a deduction from or set-off against gross income profits or against the amount of Taxation which would on the basis of tax rates current at the date of such loss counteraction nullification disallowance or clawback have been saved thereby but for such loss, counteraction nullification disallowance or clawbacks;
          or:-
                        in a case within paragraph 1.2.9.2 above the amount of the repayment which would otherwise have been obtained shall be treated as an amount of Taxation for which a liability on the Company has arisen and fallen due; and in this Deed references to "relief" means any





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          loss, allowance, exemption, set-off, deduction, credit or other relief from or relating to Taxation or to the computation of income, profits, or gains for the purposes of any Taxation and or right to repayment of Tax.

          "TAX AUTHORITY"

1.2.10 any taxing or other authority (whether within or outside the United Kingdom) competent to impose any Liability for Taxation.

          "TAXATION STATUTE"

1.2.11 any statute, enactment, law, regulation or arrangement wheresoever enacted or issued coming into force or entered into providing for or imposing any Taxation;

1.3 headings are for convenience only and shall not affect the interpretation hereof;

1.4 references to any statutory provisions shall include any statute or statutory provision which amends extends consolidates or replaces the same or which has been amended extended consolidated or replaced by the same and shall include orders regulations instruments bye-laws and other subordinate legislation made under the relevant statute or statutory provision;

1.5 references to any income profits or gains earned accrued or received on or before a particular date or time or in respect of a particular period shall include any income profits or gains deemed pursuant to any relevant Taxation Statute to have been or treated or regarded as earned, accrued or received on or before that date or time or in respect of that period of the purpose of any Taxation;

1.6 unless the context otherwise requires the singular shall include the plural and vice versa, the masculine shall include the feminine and references to persons shall include bodies corporate, unincorporated and associations and partnerships.





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2.        COVENANT

          Subject as hereinafter provided the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement) an amount equal to any of the following:-

2.1       any Liability for Taxation of the Company arising:-

          2.1.1 as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Taxation; or

          2.1.2 in respect of or by reference to any income, profits or gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;


2.2 any liability for Taxation of the Company arising as a consequence of or by reference to either of the following occurring or being deemed to occur at any time after Completion:-

          (i) the disposal by any Relevant Company of any asset or of any interest in or right over any asset which could arise under s.189 and s.191 TCGA 1992; or

          (ii) any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any tax which could arise under s.132 FA 1988; or

          (iii) the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA; or

          (iv) the failure by any Relevant Company to pay such Taxation if the Company is liable therefor by reason of the operation of Sections 767A or 767B or Section 767AA of the ICTA.

          and for the purposes of this sub-clause, the term "Relevant Company" shall mean the Covenantor and any company other than the Company or the





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          Purchaser or any company which the Company or the Purchaser comes to control at any time after Completion;

2.3 any liability of the Company to repay or the loss of the right to receive in whole or in part any payment for the surrender of group relief or of the benefit of any surplus advance corporation tax received or receivable by the Company pursuant to any agreement or claim made on or before the date hereof;

2.4 any Liability for Taxation for which the Company is liable as a result of being treated as a member of the same group with any body corporate for the purposes of Section 43 of the Value Added Tax Act 1994 during any prescribed accounting period (as defined in Section 25(1) of the Value Added Tax Act 1994) which ended on or prior to or was current on the date hereof and (so far as any such other bodies corporate are concerned with which it was on the date hereof or has previously been in such a group) the next following prescribed accounting period; and

2.5 all reasonable costs and expenses properly incurred by the Company or the Purchaser in connection with any Liability for Taxation, Claim or any liability or loss under this clause or successfully taking or defending any action under this Deed.

3.        Exclusions

3.1 The Covenantor shall not be liable under clause 2 above in respect of any Liability for Taxation payable or which may become payable as is mentioned in clause 2 above to the extent that:-

          3.1.1 such Liability for Taxation was discharged (whether by payment or by the utilisation of any relief allowance or credit in respect of Taxation) prior to 31 March 1998; or

          3.1.2 recovery has been made in respect of the matter giving rise to such Liability for Taxation by the Purchaser under the Warranties; or

          3.1.3 such Liability for Taxation would not have arisen but for or is increased by any voluntary act, omission, transaction or





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                        arrangement of the Company or any company controlled by
                        the Purchaser or a person or persons controlling the Purchaser (construing "controlled" and "controlling" in accordance with section 416 of the ICTA) after Completion but only where the Company or the Purchaser knew or ought to have known that such act omission, transaction or arrangement would give rise to such Liability for Taxation or the extent of such Liability for Taxation and provided that this exclusion shall apply only to the amount of the increase and not to the Taxation which would otherwise have arisen and shall not apply to anything done or omitted to be done with the written request of the Covenantor or its professional representatives; or

          3.1.4 such Liability for Taxation would not have arisen but for or has been increased by:

                        (i) a disclaimer, claim or election made or notice or consent given after Completion by the Purchaser or the Company otherwise than at the request of the Covenantor under the provisions of this Deed; or

                        (ii) a failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making giving or doing of which was taken into account in computing any provision for Taxation in the Completion Accounts and the making giving or doing of which the Covenantor disclosed to the Purchaser in the Disclosure Letter or in writing a reasonable time before the claim etc is required to be made or done; or

          3.1.5 such Liability for Taxation would not have arisen but for some Event occurring prior to Completion with the written approval of the Purchaser or its representative; or

          3.1.6 such Liability for Taxation arises from any change in accounting or Taxation policy or practice of or affecting the Company, including the method of submission of Taxation returns, introduced or having





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                        effect on or after Completion except where such change
                        in accounting policy is to bring the policy into line with generally accepted accounting principles; or

          3.1.7 such Liability for Taxation consists of any amount payable to the Commissioners of Customs & Excise other than an amount payable under clause 2.5 of this Deed; or

          3.1.8 such Liability for Taxation is on or in respect of any prepayments received by the Company in the ordinary course of business; being payments which are not taken into account in computing profits in the Completion Accounts; or

          3.1.9 specific provision or reserve in respect of such Liability for Taxation was made in the Completion Accounts; or

          3.1.10 such Liability for Taxation arises from an Event (including the disposal of a capital asset) in the ordinary course of business of the Company since the Completion Accounts Date provided that the following shall not be treated for these purposes as Taxation arising from an Event in the ordinary course of business:-

                        (a)       any Distribution;

                        (b) the disposal or acquisition of any asset (including trading stock) or the supply of any services or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration actually received (if any) for such disposal or acquisition or supply is less than or greater than the consideration deemed to have been received or paid for the purposes of any Tax where such disposal, acquisition or supply was:-

                                  (i) made at the request of the Vendor or a member of the Vendor's Group; or

                                  (ii)     made to or by the Vendor or a
                                           member of the Vendor's Group;





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                        (c)       the Company ceasing or being deemed to cease
                                  to be a member of any group of companies or associated with any other company for the purposes of any Tax; or

                        (d) any Event or the earning of any income profits or gains which results in the Company becoming liable to pay or bear a tax liability chargeable directly or primarily against or attributable directly or primarily to another person (not being the Company); or

                        (e) any other Event which gives rise to a tax liability on deemed (as opposed to actual) income, profits or gains being an Event;

                                  (i) which occurred at the request of the Vendor or a member of the Vendor's Group; or

                                  (ii)     which involved a transaction or
                                           arrangement to which the Vendor or a
                                           member of the Vendor's Group was a
                                           party.

          3.1.11 save where such Liability for Taxation in question falls within clause 2.2 of this Deed by virtue of the operation of clause 10.4 of this Deed; such Taxation arises or is increased as a result of any increase in rates of Taxation or the imposition of new Taxation legislation or any change in applicable law regulation or regulatory requirements or published practice of a Tax Authority made after Completion whether with or without retrospective effect.

3.2 The provisions of paragraphs 1.1, 1.4, and 7 of Schedule 6 and clause 24 in the Share Purchase Agreement shall have effect as if expressly incorporated into this Deed but the provisions of such Schedule shall not apply to any claim under this Deed which arises in consequence of the fraud wilful concealment or wilful default of the Covenantor its officers or employees.





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3.3       It is hereby agreed that the Purchaser shall not have any claim hereunder if any unutilised relief (not being an Accounts Relief as defined in clause 1.2.9.1) of the Company as at or arising before Completion shall prove to be unavailable or otherwise incapable of being utilised in reducing the profits of the Company earned, accrued or received on or after Completion or the Taxation liabilities of the Company in respect of any period after Completion.

4.        OVERPROVISIONS AND SAVINGS

4.1       If:-

          4.1.1 any provision for Tax (including deferred Tax) contained in the Completion Accounts shall at the date of any payment by the Covenantor pursuant to clause 2 be or have been (at the Covenantor's request and expense) certified by the Company's auditors for the time being to be an over-provision (hereinafter referred to as an "Over-provision"); or

          4.1.2 the Liability for Taxation which has resulted in such payment by the Covenantor shall give rise to a corresponding saving for the Company (hereinafter referred to as a "Saving");

          the value (as certified by the Company's auditors for the time being) of such Over-provision or Saving shall be set-off first against the payment then due from the Covenantor under this Deed and secondly (to the extent there is any excess) against any further such payment(s) in chronological order until exhausted PROVIDED THAT if it shall subsequently be found that an Over-provision or Saving so certified by the relevant Company's auditors was not in fact an Over-provision or Saving or the certified amount or value thereof was excessive, any amount which has been set-off under this clause in respect of such purported Over-provision or Saving shall on demand forthwith be paid by the Covenantor to the Purchaser .

4.2 If the Company or the Purchaser shall discover that there has been an Over-provision or Saving the Purchaser shall or shall procure that the Company concerned shall forthwith give such details as are then available thereof to the Covenantor and the Purchaser shall or shall procure that the Company concerned shall supply to the Covenantor such information as it may reasonably require to verify the amount of the Over-provision or Saving.





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4.3       For the purposes of clause 4.1 the Company obtains a Saving if as a result of the Taxation which results in a claim by the Purchaser hereunder the Company is relieved in whole or in part of a liability to make some other payment of Taxation which it would otherwise have been liable to make or obtains a right to repayment of Taxation which would not otherwise have been available.

5.        RECOVERY FROM OTHER PERSONS

5.1 If, in the event of any payment becoming due from the Covenantor pursuant to clause 2, the Company either is immediately entitled at the due date for the making of that payment to recover from some other person (not being the Company but excluding any Tax Authority) any sum in respect of the Liability for Taxation that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such recovery then the Purchaser shall or shall procure that the Company shall (in either of those cases) promptly notify the Covenantor of its entitlement and shall, if so required by the Covenantor and at the Covenantor's sole expense, procure that the Company take all appropriate steps to enforce that recovery (keeping the Covenantor fully informed of the progress of any action taken) and shall account within 14 Business Days to the Covenantor for whichever is the lesser of:-

          5.1.1 any sum so recovered (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less all costs of recovery to the extent not previously paid by the Covenantor and after deducting any Taxation chargeable on the Company in respect of the recovery in question); and

          5.1.2 the amount paid by the Covenantor or pursuant to clause 2 in respect of the Liability for Taxation and not previously repaid to the Covenantor.

6.        DISPUTES AND CONDUCT OF CLAIMS

6.1 If the Purchaser or (after Completion) the Company shall become aware of a Claim which could give rise to a liability on the Covenantor to make a payment under clause 2 of this Deed the Purchaser shall or shall procure that the





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          Company shall as soon as reasonably practicable and in any event within 15 days of becoming aware of that Claim give written notice thereof to the Covenantor.

6.2       If the Covenantor shall

          (a) indemnify the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation; and

          (b) secure the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation which consists of interest on any unpaid Taxation;

          then the Purchaser shall procure that the Company shall take such action to avoid, dispute, defend, resist appeal or compromise the Claim as the Covenantor may by written notice reasonably request.

6.3 Subject as mentioned in clause 6.2 and subject to clauses 6.5 and 6.8 below and to the Covenantor complying with clause 6.4 below, the Covenantor may elect to have any action referred to in clause 6.2 conducted by professional advisers acting in the name of the Company but reporting to the Covenantor.

6.4       The Covenantor hereby undertakes to the Purchaser to:

          (a) keep the Purchaser informed of all matters relating to the action and deliver to the Purchaser copies of all material correspondence relating to the action;

          (b) obtain the prior written approval of the Purchaser (not to be unreasonably withheld or delayed) to the content and sending of written communications relating to the action to a Tax Authority; and

          (c) obtain the prior written approval of the Purchaser (not to be unreasonably withheld or delayed) to:





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                        (i)       the settlement or compromise of the Claim
                                  which is the subject of the action; and

                        (ii) the agreement of any matter in the conduct of the action which is likely to increase the amount of the Claim.

6.5 The Purchaser shall not be obliged to procure that the Company take any action under this clause (and the Covenantor shall not be entitled to take any action in the name of the Company) which

          (a) involves contesting any matter beyond the first appellate body (excluding the Tax Authority which has or shall have made the Claim in question and the general and special commissioners) unless the Covenantor furnishes the Purchaser with the written opinion of Counsel who has been practising in Taxation matters for at least five years to the effect that an appeal in respect of the matter in question has a reasonable prospect of being won; or

          (b) is likely to increase the liability of the Company to any Taxation without the prior written approval of the Purchaser and in a case falling within 6.5(b) above, the Purchaser shall not unreasonably withhold or delay its approval.

6.6 If there is a dispute between the Covenantor and the Purchaser as to whether any action requested by the Covenantor under clause 6.2 is reasonable or whether the withholding or delay of any approval required pursuant to clause 6.4(b) or 6.4(c) or clause 6.5(b) is reasonable and the dispute is not resolved between the Covenantor and the Purchaser, such dispute shall be referred for determination to an independent member of the Chartered Institute of Taxation or to an independent accountant specialising in Tax matters in either case of at least 10 years' experience, appointed by agreement between the Covenantor and the Purchaser or (if they do not agree) upon the application made by either party to the President for the time being of the Chartered Institute of Taxation who shall also be authorised to determine how the costs of obtaining his opinion should be allocated between the parties hereto.





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6.7       If any time the Covenantor has not exercised its right referred to in clause 6.3 in respect of any Claim but requests that the Purchaser take, or procure that the Company take, any action referred to in clause 6.2, the provisions of clause 6.4 shall apply as if references to "the Covenantor" are references to "the Purchaser" and reference to "the Purchaser" are references to "the Covenantor".

6.8 If the Covenantor does not request the Purchaser or the Company to take any action under clause 6.2 or 6.3 in respect of any Claim within 35 days of notice in writing from the Purchaser requesting it to indicate what action is required to be taken in respect of the relevant Claim or if Covenantor shall fail to indemnify or secure the Purchaser and the Company to their reasonable satisfaction in accordance with clause 6.2 within fifteen days of written notice having been given to the Covenantor requesting it to give such indemnity or security, the Purchaser or Company shall (without prejudice to its rights under this Deed) be free to pay or settle the Claim on such terms as the Purchaser or the Company may in its absolute discretion consider fit.

6.9 Neither the Purchaser nor the Company shall be subject to any claim by or liability to the Covenantor for non compliance with any of the foregoing provisions of this Clause 6 if the Purchaser or the Company has bona fide acted in accordance with the instructions of the Covenantor.

7.        TAX RETURNS

7.1 The Covenantor or its duly authorised agents shall prepare the tax returns of the Company for all accounting periods ended on or prior to the Completion Accounts Date, to the extent that the same shall not have been prepared before Completion.

7.2 The Purchaser shall procure that the Company shall cause the returns mentioned in sub-clause 7.1 of this clause to be authorised, signed and submitted without delay to the appropriate authority without amendment or with such amendments as the Covenantor shall agree, and shall give the Covenantor or its agents all such assistance as may be required to agree those returns with the appropriate authorities; PROVIDED THAT the Company shall not be obliged to take and the Purchaser shall not be obliged to procure that the Company takes any such action as is mentioned in this sub-clause in relation to any tax return which is in the opinion of the Purchaser or directors of the Company is not full, true and accurate in all material respects.





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7.3       Nothing done by the Purchaser or the Company pursuant to this clause shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this Deed in respect of any such tax liability as is mentioned in clause 2.

8.        DUE DATE OF PAYMENT AND INTEREST

8.1 Where the Covenantor is liable to the Purchaser pursuant to the covenant contained in clause 2 above the following provisions shall apply in determining when a payment in respect of such liability shall be made.

          8.1.1 In a case which involves and to the extent that it involves an actual payment of or in respect of Taxation by the Company the date that is three Business Days prior to the date on which the Taxation in question would have had to have been paid in order to prevent a liability to interest or a fine charge or penalty from arising in respect of the Liability to Taxation in question or as the case may be three Business Days prior to the date on which the Taxation in question must be paid in order to entitle the Company or the Purchaser to make an appeal against an assessment to the Taxation in question.

          8.1.2 In a case falling within any of sub-paragraphs 1.2.9.1 to 1.2.9.3 or clause 2.3 the date falling fourteen days after the date when the Covenantor has been notified by the Company or the Purchaser that the auditors for the time being of the Company have certified, at the request of the Purchaser or the Company that the Covenantor has a liability for a determinable amount under clause 2.

          8.1.3 In a case not falling within clauses 8.1.1 or 8.1.2 fourteen days after notice from the Purchaser of the liability to make the payment in question.

8.2 Any sums not paid by the Covenantor on the date specified in this Deed ("the Due Date") shall bear interest (which shall accrue day to day from the Due Date until the payment is actually made at the rate of 3% per annum over the





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
          base rate from time to time of The Governor and Company of the Bank of Scotland.

9.        DEDUCTIONS AND WITHHOLDINGS

9.1 All sums payable by the Covenantor to the Purchaser under this Deed shall be paid free and clear of all counterclaims deductions or withholdings whatsoever save only as may be required by law.

9.2 If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause 9.1 of this clause, the Covenantor shall be obliged to pay to the relevant person such sum as will, after the deduction or withholding has been made leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.3 If any sum payable by the Covenantor to the Purchaser under this Deed (other than interest under clause 8.2) shall be subject to a tax liability in the hands of the Purchaser the Covenantor shall be under the same obligation to make an increased payment in relation to the tax liability as if the liability were a deduction or withholding required by law.

10.       PURCHASER'S COVENANTS

10.1 The Purchaser hereby covenants with the Covenantor to pay to the Covenantor, by way of adjustment to the consideration for the Sale Shares an amount equivalent to:-

          10.1.1 any Taxation for which the Covenantor, or any other person connected with the Covenantor falling within section 767A(2) or section 767AA(4) of the Taxes Act, becomes liable by virtue of the operation of sections 767AA, 767A and 767B of the Taxes Act in circumstances where the tax-payer company (as referred to in section 767(1)) or the transferred company (as referred to in section 767AA(1)) is the Company; and

          10.1.2 any Taxation for which the Covenantor or any person connected with the Covenantor becomes liable under
                        Section 179(11)or Section 190(1)TCGA as a result of the failure by the Company to discharge such Taxation.

10.2      The covenant contained in clause 10.1 shall:

          10.2.1 extend to any reasonable costs properly incurred by the Covenantor or such other person in connection with such Taxation or a claim under clause 10.1;

          10.2.2 not apply to Taxation to the extent that the Purchaser is entitled to claim payment in respect of it under clause 2; and

          10.2.3        not apply to Taxation which has been recovered under
                        section 767(B)(2) of the Taxes Act or any other relevant statutory provision (and the Covenantor shall procure that no such recovery is sought to the extent that payment is made hereunder).

10.3 Clauses 6 and 8 (conduct of disputes and due date for payment) shall apply to the covenant contained in clause 10.1 as they apply to the covenants contained in clause 2, replacing references to the Covenantor by the Purchaser (and vice versa) and making any other necessary modifications.

10.4      For the purposes of this clause 10 and clause 2.2, it is assumed that section 767AA of the Taxes Act and the consequential amendments to be made on its enactment, are enacted in the form proposed in the Inland Revenue Press Release 16/98, dated 17 February 1998. If those provisions are amended before enactment, it is the intention of the parties that clause 10 and clause 2.2 shall still apply in relation to the enacted legislation in the same manner as it would apply in relation to the draft legislation in Press Release 16/98, mutatis mutandis.

11.       ENFORCEABILITY

          For the avoidance of doubt the indemnity herein contained shall be enforceable before as well as after any payment covered by such indemnity has been made and in the event that any indemnity herein contained shall be found void but would be valid if the application thereof to a particular Claim, Event or form of Taxation were limited or deleted such indemnity shall apply with such modification as may be necessary to make it valid and effective.

12.       GENERAL

12.1 This Deed shall be binding upon and enure for the benefit of the successors in title of each of the parties hereto.

12.2 No variation hereof shall be effective unless in writing and executed as a Deed by the parties hereto.

12.3 This Deed may be executed in any number of counterparts all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Deed by executing such a counterpart.

12.4 The rights and remedies of the Purchaser and the Company and/or the Covenantor under this Deed at law or in equity shall not be diminished or extinguished or deemed to be waived by the granting of any indulgence, forbearance or extension of time by any of them or by the failure of or delay by any of them in asserting any such rights or remedies.

12.5 The provisions of clause 12 (Assignment) 18 (Releases, Waivers etc by Purchaser), clause 20 (Law and Jurisdiction) and clause 24 (Notices) of the Agreement shall apply as if set out in full in this Deed.

IN WITNESS whereof the parties hereto have executed this document as a Deed the day and year first above written.

                                   SCHEDULE 1

                                 THE COVENANTOR

Name                                                Address
----                                                -------
Krug International                                  Columbia Centre

(UK) Limited                                        Market Street

                                                    Bracknell

                                                    Berkshire RG12 1PA

EXECUTED AS A DEED (AND DELIVERED         )    [/s/ C.L. HASLAM
when dated)                               )  -------------------------------
KRUG INTERNATIONAL (UK) LIMITED           )  DIRECTOR
                                          )
                                          )    [/s/ ROBERT M. THORNTON, JR.
                                             -------------------------------
                                             DIRECTOR



EXECUTED AS A DEED (AND DELIVERED         )    [/s/ JOHN P. BUCK
when dated)                               )  -------------------------------
BLAKEDEW NINETY FOUR LIMITED              )  DIRECTOR
on behalf of                              )
                                          )    [/s/ ROBERT M. EDMOND
in the presence of:-                      )  -------------------------------
                                             SECRETARY

                                             -------------------------------

                                             -------------------------------






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